EXHIBIT 99.1

TELTRONICS PROPOSES TO ACQUIRE TELIDENT

         SARASOTA, Fla., Dec. 7 -- Teltronics, Inc. (Nasdaq: TELT) and Telident, Inc. of Minneapolis, Minn. (Nasdaq: TLDT) announced today that they have entered into a letter of intent in which Teltronics proposes to acquire all of Telident's assets, for 637,500 shares of Teltronics common stock. Under the proposed transaction, Teltronics also would assume certain liabilities and contractual obligations of Telident with regard to the business being acquired.

         The Teltronics shares will be distributed to Telident shareholders after Telident's convertible preferred stock is converted to common stock, and after the closing of the transaction which is anticipated to occur during the first quarter of 2000. Completion of this transaction is subject to a number of customary closing conditions, including approval of the Teltronics' board and lenders, completion of due diligence by both parties, entry into a definitive purchase agreement, and approval of Telident's shareholders.

         Teltronics, which reported revenues of over $27 million in 1998, and revenues of $24 million in the first nine months of 1999, was recently named one of the top 500 companies in the telecom industry by Telecom Business (TM) magazine. The Company provides electronics equipment and software to enhance the performance of telecommunications networks, as well as telephone switching systems and software for businesses, government agencies, and 9-1-1 public safety communications centers.

         Telident, which reported revenues of $2.7 million for fiscal year 1999 and revenues of $434,000 in the first quarter of fiscal year 2000, manufactures hardware and software systems for providing the exact location of a 9-1-1 telephone call within a private branch exchange (PBX) system to emergency dispatchers. After the acquisition, Telident will continue its Minneapolis-based operations as a division of Teltronics.

         "Telident's 9-1-1 technology is a perfect compliment to our 9-1-1 business," said Ewen Cameron, President and Chief Executive Officer of Teltronics. "We believe there is potential for growth in leveraging Telident 9-1-1 technology into our core market."

         Mark W. Sheffert, Chairman of Telident, commented, "Teltronics' acquisition of Telident gives us better opportunities for growth in our current niche market. We believe Telident's shareholders, employees, and customers will realize a greater benefit by joining a larger, more diversified telecom company that is a recognized leader in the telecommunications industry."

         Teltronics, Inc. is dedicated to excellence in the design, development, and assembly of electronics equipment and software to enhance the performance of telecommunications networks. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems. The Company also serves as an electronic contract manufacturing partner to customers in the U.S. Interactive Solutions, Inc., a subsidiary of Teltronics, Inc., designs and markets technologically advanced, voice-activated, multimedia computing solutions and high resolution LCD display technologies. Teltronics' common stock trades on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol "TELT". For further information regarding Teltronics please view their web site at http://www.teltronics.com.



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         Based in Minneapolis, Minn., Telident, Inc. designs, manufactures and markets proprietary hardware and software systems for providing the exact location of a 9-1-1 telephone call within a private branch exchange (PBX) system to emergency dispatchers, thus improving response times and enhancing safety.

         A number of statements contained in this press release are forward-looking statements which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the acquisition of Telident by Teltronics and are subject to a number of conditions and uncertainties, including approval by Teltronics' board, entry into a definitive purchase agreement, and approval by Telident's shareholders.